Filed Pursuant to Rule 433

Registration No. 333-158060

November 28, 2011

NATIONAL FUEL GAS COMPANY

Final Term Sheet

November 28, 2011

Issuer:	National Fuel Gas Company

Security:	4.90% Notes due 2021

Size:	$500,000,000

Maturity:	December 1, 2021

Coupon (Interest Rate):	4.90% per annum

Yield to Maturity:	4.917%

Spread to Benchmark Treasury:	295 basis points

Benchmark Treasury:	2.00% due November 15, 2021

Benchmark Treasury Yield:	1.967%

Interest Payment Dates:	June 1 and December 1, commencing June 1, 2012

Price to Public:	99.867%

Make-Whole Optional Redemption:	At any time prior to September 1, 2021 at a discount rate of Treasury plus 45 basis points

At Par Optional Redemption:	On or after September 1, 2021 (the date three months prior to the maturity date)

Trade Date:	November 28, 2011

Settlement Date:	December 1, 2011

CUSIP:	636180BK6

Ratings:	Baa1 (Moody’s)/BBB (S&P)/BBB+ (Fitch)*

Joint Book-Running Managers:	J.P. Morgan Securities LLC
Merrill Lynch, Pierce, Fenner & Smith
Incorporated
Wells Fargo Securities, LLC

Co-Managers:	PNC Capital Markets LLC HSBC Securities (USA) Inc. BNY Mellon Capital Markets, LLC** Mitsubishi UFJ Securities (USA), Inc.

*	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

**	The Bank of New York Mellon, an affiliate of BNY Mellon Capital Markets, LLC, is the trustee under the indenture.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, J.P. Morgan Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated or Wells Fargo Securities, LLC can arrange to send you the prospectus if you request it by calling J.P. Morgan Securities LLC collect at 212-834-4533, Merrill Lynch, Pierce, Fenner & Smith Incorporated at 1-800-294-1322 or Wells Fargo Securities, LLC at 1-800-326-5897.